Gibraltar Acquires Assets of Thermo Energy Systems

Expands Leadership Position in Commercial Growing Industry

Buffalo, N.Y., January 17, 2020 - Gibraltar Industries, Inc. (Nasdaq: ROCK), the leading provider in North America of products and services for commercial greenhouse growing, today announced it has acquired the assets of Canadian-based Thermo Energy Systems, a privately held provider of commercial greenhouse solutions in North America supporting the biologically grown organic food market, in an all cash transaction. Thermo Energy Systems is expected to contribute annual revenue at a run rate of approximately $75 million. The acquisition is expected to be accretive for 2020.

“Thermo’s experience and domain knowledge in commercial growing further expands our leadership position in the design, manufacture, installation and systems integration for our customers in the biologically-grown organic food market,” said Gibraltar Chief Executive Officer William Bosway. “This is an attractive market, in excess of $1 billion in size and growing at a mid- to high- single digit rate driven by increasing consumer demand. Thermo’s strong reputation will help us serve our customers in this market with best-in-class growing solutions for healthy food anywhere, anytime and in a more environmentally-friendly way. We are incredibly excited to have the Thermo team join the Gibraltar family as we continue to enhance the relevance of our products, services, and solutions to our customers in our renewable energy and conservation platform.”

About Gibraltar
Gibraltar Industries is a leading manufacturer and distributor of building products for the renewable energy, conservation, residential, industrial, and infrastructure markets. With its strategy focused on operational improvement, product innovation, and portfolio management, Gibraltar’s mission is to drive best-in-class performance. Gibraltar serves customers primarily throughout North America, and more information about Gibraltar can be found at www.gibraltar1.com.

Safe Harbor Statement
Information contained in this news release, other than historical information, contains forward-looking statements and is subject to a number of risk factors, uncertainties, and assumptions. Risk factors that could affect these statements include, but are not limited to, the following: the availability of raw materials and the effects of changing raw material prices on the Company’s results of operations; energy prices and usage; changing demand for the Company’s products and services; changes in the liquidity of the capital and credit markets; risks associated with the integration and performance of acquisitions; and changes in interest and tax rates. In addition, such forward-looking statements could also be affected by general industry and market conditions, as well as macroeconomic factors including government monetary and trade policies, such as tariffs and expiration of tax credits along with currency fluctuations and general political conditions. Other risks and uncertainties that arise from time to time are described in Item 1A “Risk Factors” of the Company’s Annual Report on Form 10-K. The Company undertakes no obligation to update any forward-looking statements, whether as a result of new information, future events or otherwise, except as may be required by applicable law or regulation.

Contact
Timothy Murphy
Chief Financial Officer
716-826-6500 ext. 3277
tfmurphy@gibraltar1.com

LHA Investor Relations
Jody Burfening/Carolyn Capaccio
(212) 838-3777
rock@lhai.com